EXHIBIT 10.1

August 22, 2012

Mr. James J. Abel
Interim President and Chief Executive Officer
CPI Corp.
1706 Washington Avenue
St. Louis, MO 63103

Dear Jim:
As you know, I assumed the position of President and Chief Executive Officer of Stage Stores, Inc., on March 28, 2012. After careful deliberation, I have concluded that the demands of my new position will not allow me to devote the time and attention required to continue service on the Board of Directors of CPI Corp. Accordingly, I hereby resign from the Board of Directors of CPI Corp. and the Board committees on which I have served.
Best regards,

/s/ Michael Glazer
Michael Glazer